Exhibit 99

NEWS RELEASE	11511 Luna Road, Dallas, Texas 75234
Tel 214.956.4511 • Fax 214.956.4446
	Contact:	John Feray
Chief Financial Officer

FOR IMMEDIATE RELEASE

HAGGAR ANNOUNCES SALES INCREASE OF 8.3%
FOR THE 3RD QUARTER OF FISCAL 2004

DALLAS, TX (July 27, 2004) — Haggar Corp. (NASDAQ-HGGR) announced results for the three and nine months ended June 30, 2004.

Actual net income and core earnings for the third quarter of fiscal 2004 were $1.7 million, or $0.23 per diluted share, as compared to actual net income and core earnings of $2.7 million for the third quarter of fiscal 2003, or $0.42 per diluted share.  Net sales for the third quarter increased $8.9 million, or 8.3%, to $116.3 million, as compared to $107.4 million for the three months ended June 30, 2003.  The decrease in earnings per share for the third quarter of fiscal 2004 was primarily due to increased selling, general and administrative expenses resulting from a strategic shift in the timing of advertising programs and increased volume expenses consistent with an increase in sales.  Gross profit also decreased during the period primarily due to the timing of lower-margin closeout sales.

Actual net income for the nine months ended June 30, 2004 was $5.5 million, or $0.79 per diluted share, as compared to net income for the nine months ended June 30, 2003 of $2.5 million or $0.39 per diluted share.  For the nine months ended June 30, 2004, Haggar reported a 15.2% increase in core earnings per diluted share to $0.91, or $6.3 million in core earnings.  This compares to the nine months ended June 30, 2003, in which the Company reported core earnings per diluted share of $0.79, or $5.1 million in core earnings.  The increase in core earnings is primarily due to strong gross profit for the men’s wear divisions, improved gross profit for the women’s wear division and increased sales and gross profit at the Company’s retail stores.

Earnings Summary (unaudited)	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except per share amounts)	2004	2003	2004	2003

Actual net income	$1,670	$2,704	$5,526	$2,530
Actual net income per common share
– Diluted	$0.23	$0.42	$0.79	$0.39
Unusual charges (benefits) net of tax:
Relocation of global headquarters	—	—	509	—
Wrongful termination lawsuit	—	—	309	—
Proxy defense costs	—	—	—	702
Legal settlement on landlord dispute	—	—	—	307
Gain on sale of Edinburg, Texas facility	—	—	—	(190)
Strategic media advertising	—	—	—	1,755
Core earnings	$1,670	$2,704	$6,344	$5,104
Core earnings per common share – Diluted	$0.23	$0.42	$0.91	$0.79
Weighted average shares outstanding – Diluted	7,157	6,418	6,962	6,427

J. M. Haggar, III, the Company’s Chairman and Chief Executive Officer, stated, “We are excited by the improved gross margins at our retail stores as well as the success of new programs such as our Kenneth Cole® licensed products and our Haggar® branded comfort equipped pants for women.  These successes have contributed to our gross profit and core earnings growth on a year-to-date basis.”

Frank Bracken, President and Chief Operating Officer, added, “The Company is well positioned for the upcoming fall and holiday season with exciting and innovative products that are meeting consumer needs.  We are looking forward to a new product launch entitled ‘ForeverNew™’, a line of casual and dress pants and sport shirts that won’t fade, shrink, wrinkle or stain.  This launch is being supported by a fully integrated national consumer marketing campaign including TV, radio, magazines and in-store displays that show consumers how Haggar® ForeverNew™ clothes still look great, even after multiple washes.”

John Feray, Chief Financial Officer, commented, “The Company has strengthened its financial position during fiscal 2004.  We have reduced our outstanding debt to $5.7 million as of June 30, 2004 from $9.3 million as of June 30, 2003, and have increased our cash on hand to $20.7 million as of June 30, 2004 from $13.0 million as of June 30, 2003.”

The Haggar Board of Directors continued the $0.05 per share quarterly dividend.  The dividend will be payable on August 23, 2004, to shareholders of record as of August 9, 2004.

The Company will file a Form 8-K with the Securities and Exchange Commission today with its updated financial projections for fiscal 2004.  The Company has revised quarterly and annual earnings per share projections due to an increase in dilutive shares.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX.  Haggar markets in the United States, the United Kingdom, Canada, Mexico, and Indonesia.  Haggar also holds exclusive licenses in the United States to use the Claiborne®, Kenneth Cole New York®, and Kenneth Cole Reaction® trademarks to manufacture, market, and sell men’s shorts and pants in men’s classification pant departments.  For more information visit the Haggar website at www.haggar.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company’s business, labor relations, governmental regulations, unexpected judicial decisions, and inflation.  In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year.  Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any changes in events, conditions, circumstances or assumptions underlying such statements.

Use of Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Information

The Company reports its financial results in accordance with GAAP.  However, the Company uses core earnings as a non-GAAP performance measure to provide both management and investors a more complete understanding of the Company’s underlying operational results.  This non-GAAP measure is an indicator management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods.  Core earnings is calculated by taking actual net income and adjusting that amount for unusual charges or benefits (based on management’s interpretation) which are calculated net of tax.  The presentation of core earnings is not meant to be considered in isolation or as a substitute for comparable metrics prepared in accordance with GAAP in the United States.

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HAGGAR CORP.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited, in thousands, except per share amounts)
Net sales	$116,347	$107,435	$356,146	$356,828

Cost of sales	84,109	76,166	255,690	262,106

Gross profit	32,238	31,269	100,456	94,722

Selling, general and administrative expenses	(29,368)	(26,556)	(91,429)	(90,079)

Royalty income	255	378	854	1,052

Other income	(30)	102	369	603

Interest expense	(393)	(570)	(1,309)	(1,973)

Income before provision for income taxes	2,702	4,623	8,941	4,325

Provision for income taxes	1,032	1,919	3,415	1,795

Net income	1,670	2,704	5,526	2,530

Net income per common share
—Basic	0.24	0.42	0.81	0.39

—Diluted	0.23	0.42	0.79	0.39

Weighted average shares outstanding
—Basic	7,049	6,418	6,810	6,418

—Diluted	7,157	6,418	6,962	6,427

Condensed Consolidated Balance Sheet

	June 30, 2004	September 30, 2003
	(Unaudited)
	(In thousands)
Assets
Cash and cash equivalents	$20,687	$7,674
Accounts receivable, net	51,790	56,528
Inventories	96,164	96,959
Deferred tax asset	10,505	10,505
Other current assets	5,116	3,557
Total current assets	184,262	175,223
Property, plant and equipment, net	44,559	45,932
Goodwill, net	9,472	9,472
Other assets	7,142	7,580
Total assets	$245,435	$238,207
Liabilities and Stockholders’ Equity
Accounts payable	$20,837	$26,245
Accrued liabilities	35,373	31,898
Other current liabilities	6,167	7,228
Current portion of long-term debt	3,673	3,671
Total current liabilities	66,050	69,042
Other non-current liabilities	11,305	10,077
Long-term debt	2,000	5,671
Stockholders’ equity	166,080	153,417
Total liabilities and stockholders’ equity	$245,435	$238,207